Exhibit 99.2

MIMEDX GROUP, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated balance sheet and statements of operations are based on the historical information of MiMedx Group, Inc. (the “Company”), adjusted to reflect the completion of the divestiture of its wholly-owned subsidiary, Stability Biologics, LLC, (“Stability LLC”) as of September 30, 2017. The unaudited pro forma condensed statements of operations are presented for the year ended December 31, 2016 and the six months ended June 30, 2017.
The unaudited pro forma condensed consolidated balance sheet reflects the transaction as if it had occurred on June 30, 2017, while the unaudited pro forma condensed statements of operations give effect to the sale as if it occurred on January 1, 2016. The pro forma adjustments described in the related notes, are based on available information and certain assumptions that the Company’s management believe are reasonable.
The unaudited pro forma condensed consolidated financial statements are provided as required by the disclosure requirements of SEC Regulation S-X and for informational purposes only and are not necessarily indicative of what the actual results of operations or financial position of the Company would have been if the sale had been completed on the dates indicated above, nor are they indicative of future financial results. The unaudited pro forma condensed consolidated financial statements and the related notes should be read in conjunction with the Company’s audited financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and the Company’s Quarterly Report on Form 10-Q for the six months ended June 30, 2017.

MIMEDX GROUP, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2017
(in thousands)

	Historical- Pre- Disposition	Pro Forma Adjustments for the Disposition	Notes	Pro Forma As Adjusted for the Disposition
ASSETS
Current assets:
Cash and cash equivalents	$47,533	$—		$47,533
Accounts receivable, net	60,738	(2,661)	(a)	58,077
Inventory, net	15,033	(4,010)	(a)	11,023
Prepaid expenses	8,218	(55)	(a)	8,163
Other current assets	1,024	—		1,024
Total current assets	132,546	(6,726)		125,820
Property and equipment, net of accumulated depreciation	14,419	(1,483)	(a)	12,936
Goodwill	20,203	(251)	(a)	19,952
Intangible assets, net of accumulated amortization	22,289	(11,381)	(a)	10,908
Deferred tax asset, net	10,144	3,832	(g)	13,976
Deferred financing costs and other assets	264	3,110	(b)	3,374
Total assets	$199,865	$(12,899)		$186,966
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,504	$(3,419)	(a)	$8,085
Accrued compensation	14,719	(112)	(a)	14,607
Accrued expenses	7,986	(11)	(a)	7,975
Current portion of earn out liability	17,574	(17,574)	(c)	—
Income taxes	(822)	(2,786)	(g)	(3,608)
Other current liabilities	550	(53)	(a)	497
Total current liabilities	51,511	(23,955)		27,556
Earn out liability				—
Other liabilities	1,084	—		1,084
Total liabilities	52,595	(23,955)		28,640
Commitments and contingencies
Stockholders' equity:
Common stock	112	—		112
Additional paid-in capital	161,883	—		161,883
Treasury stock	(966)	—		(966)
Accumulated deficit	(13,759)	11,056	(d)	(2,703)
Total stockholders' equity	147,270	11,056		158,326
Total liabilities and stockholders' equity	$199,865	$(12,899)		$186,966
See notes to condensed consolidated financial statements

MIMEDX GROUP, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2017
(in thousands, except share and per share data)

	Historical- Pre- Disposition	Pro Forma Adjustments for the disposition	Notes	Pro Forma As Adjusted for the Disposition

Net sales	$149,019	$(3,670)	(e)	$145,349
Cost of sales	17,374	(2,609)	(e)	14,765
Gross margin	131,645	(1,061)		130,584

Operating expenses:
Research and development expenses	8,949	(311)	(e)	8,638
Selling, general and administrative expenses	108,265	(2,827)	(e)	105,438
Amortization of intangible assets	1,033	(603)	(e)	430

Operating income	13,398	2,680		16,078

Other expense, net
Interest expense, net	(294)	211	(f)	(83)

Income before income tax provision	13,104	2,891		15,995
Income tax (provision) benefit	(708)	(1,021)	(g)	(1,729)

Net income	$12,396	$1,870		$14,266

Net income per common share - basic	$0.12	$0.01		$0.13

Net income per common share - diluted	$0.11	$0.01		$0.12

Weighted average shares outstanding - basic	106,254,433	106,254,433		106,254,433

Weighted average shares outstanding - diluted	115,856,317	115,856,317		115,856,317
See notes to condensed consolidated financial statements

MIMEDX GROUP, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2016
(in thousands, except share and per share data)

	Historical- Pre- Disposition	Pro Forma Adjustments for the disposition	Notes	Pro Forma As Adjusted for the Disposition

Net sales	$245,015	$(10,022)	(e)	$234,993
Cost of sales	32,407	(8,846)	(e)	23,561
Gross margin	212,608	(1,176)		211,432

Operating expenses:
Research and development expenses	12,038	(492)	(e)	11,546
Selling, general and administrative expenses	179,997	(7,540)	(e)	172,457
Amortization of intangible assets	2,127	(1,176)	(e)	951
Operating income	18,446	8,032		26,478

Other expense, net
Interest expense, net	(339)	158	(f)	(181)

Income before income tax provision	18,107	8,190		26,297
Income tax (provision) benefit	(6,133)	(2,949)	(h)	(9,082)

Net income	$11,974	$5,241		$17,215

Net income per common share - basic	$0.11	$0.05		$0.16

Net income per common share - diluted	$0.11	$0.04		$0.15

Weighted average shares outstanding - basic	105,928,348	105,928,348		105,928,348

Weighted average shares outstanding - diluted	112,441,709	112,441,709		112,441,709

See notes to condensed consolidated financial statements

MIMEDX GROUP, INC. AND SUBSIDIARIES
Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

(a) Represents the pro forma adjustments to eliminate assets and liabilities related to the disposition.

(b) Represents the fair value of the note receivable received at closing.

(c) Represents earn out consideration related to the disposition that was eliminated.

(d) Represents the estimated gain on the disposition.

(e) Represents the elimination of revenue, cost of goods sold, income and expenses related to the disposition.

(f) Represents the net impact of interest income earned on the note receivable and the elimination of interest accretion on the earn out.

(g) The income tax impact has been calculated using a projected annual effective tax rate of 35.3%. Compensation related discrete items have been attributed as applicable.

(h) The income tax impact has been calculated using a combined effective rate of 33.9%. Permanent book/tax differences and deferred tax movement have been specifically attributed where applicable.